UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2011

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission ile Number)	87-0578125 (IRS Employer Identification No.)

5059 West 2100 South, Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 974-9474

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Principal Executive Officer

On October 17, 2011, ActiveCare, Inc. (“ActiveCare” or “Registrant”) entered into an employment agreement appointing David S. Boone to the position of Chief Executive Officer.  Mr. Boone assumes the post previously occupied by James J. Dalton, whose resignation took effect with the appointment of Boone.  Dalton continues to serve as the Chairman of the Board of Directors of the Registrant.  Boone’s appointment and the change in Dalton’s role were approved by the Board of Directors on October 4, 2011, contingent upon the execution of Boone’s employment agreement and acceptance, which occurred on October 17, 2011.

David S. Boone, age 47, graduated from the University of Illinois, cum laude, in 1983 majoring in accounting.  He received his master’s degree in business administration from Harvard in 1989.  From 1990-1991 he worked for the Director of Channel Strategy and Finance for Kraft General Foods. From 1991-1992 he worked as the Director of Business Development and Strategy for Sears Specialty Merchandising.  From 1992-1999 he worked for Frito-Lay in various positions, including: Area CFO Frito Lay SOCAL, Finance Director/CFO Direct Division, and Vice President of Business Development.  From 1999-2000 he was the Chief Financial Officer and Vice President for Intira Corporation.  From 2000-2001 he served as the Vice President of Corporate Development for Safeway Corporation.  From 2001-2005 he was the Sr. Vice President of Finance for Belo Corporation.  Most recently, Boone was CEO, President and Director of American CareSource Holdings from 2005 to 20011.

Compensatory Arrangement with New Principal Executive Officer

On October 17, 2011, Registrant and David S. Boone entered into a written Employment Agreement containing compensation and other terms related to Boone’s appointment as Chief Financial Officer of the Registrant. The term of the Employment Agreement is two years. The term and the employment of Boone will continue for successive two-year periods unless terminated prior to the expiration of the current term by either Registrant or Boone.

The compensation payable to Boone under the Employment Agreement includes a base salary of $325,000 per year, a bonus, in the discretion of the Compensation Committee of the Registrant’s Board of Directors, which, if declared, will not exceed 60% of the base salary.  The Employment Agreement also includes the grant of an option to purchase 3,000,000 shares of the Registrant’s common stock at an exercise price of $0.44 per share. One-third of the option vests upon grant, and 55,000 shares will vest monthly during the term of the agreement until the maximum of 3,000,000 shares is vested.  The option is exercisable for a three-year period.  The executive also participates in medical and other benefit plans offered generally by the Registrant to its employees.

In the event of a change of control (as defined in the Employment Agreement), unvested options held by Boone will immediately vest and be exercisable.  In addition, in the event of a termination of Boone within 12 months following a change of control, Registrant is required to pay Boone a lump sum payment equal to 12 months of his base salary.

In the event of a termination resulting from disability or illness or without cause, or in the event of a voluntary termination of employment by Boone for good reason as defined in the Employment Agreement, Registrant is to pay monthly payments equal to his base compensation and benefits for a period of 12 months following termination.

The executive is prohibited from competing with Registrant for 24 months following any termination of his employment.

The full Employment Agreement is provided as an exhibit to this Current Report.

Item 9.01

On October 17, 2011, Registrant issued a press release announcing the appointment of its new principal executive officer.  A copy of the press release is included with this Current Report as an exhibit.

(d)  Exhibits.

10.1           Employment Agreement with David S. Boone dated October 17, 2011

99.1           Press Release dated October 17, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton Chief Financial Officer

Date: October 17, 2011